EXHIBIT 21

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
_________________________________________

SUBSIDIARIES OF THE REGISTRANT
AS OF OCTOBER 31, 2004

STATE OR COUNTRY IN WHICH SUBSIDIARY ORGANIZED

Subsidiary included in the financial statements, which is 100% owned: International Truck and Engine Corporation International of Mexico Holding Corporation LLC	Delaware Delaware

Subsidiaries that are 100% owned by International Truck and Engine Corporation: International Truck and Engine Corporation Canada	Canada
Navistar Financial Corporation IC Corporation Navistar Severe Service Truck Company	Delaware Arkansas Delaware

Subsidiaries that are 100% owned by International of Mexico Holding Corporation LLC:
International Truck and Engine Corporation Cayman Islands Holding Company Camiones y Motores International de Mexico, S.A. de C.V.	Cayman Islands Mexico

Subsidiaries and corporate joint ventures not shown by name in the above listing, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

E-95